NEWS RELEASE

The Hartford Reports Second Quarter 2018 Income From Continuing Operations, After Tax, Of $1.19 Per Diluted Share And Core Earnings Of $1.13 Per Diluted Share

•
Income from continuing operations, after tax, totaled $434 million compared with a second quarter 2017 loss from continuing operations, after tax, of $152 million ($0.42 per diluted share), which included a $488 million, after tax, pension settlement charge

•
Core earnings* were $412 million, up 36% from $303 million ($0.81 per diluted share), in second quarter 2017 due to higher income before income taxes in the Commercial Lines, Group Benefits and Mutual Funds segments and the favorable impact of a lower U.S. corporate tax rate

•
Property and casualty (P&C) combined ratio of 95.7 decreased 1.4 points from second quarter 2017 due to higher favorable prior accident year development (PYD) and a better underlying combined ratio*, partially offset by higher current accident year catastrophe losses; P&C underlying combined ratio of 90.3 improved 1.3 points from second quarter 2017, reflecting better results in Commercial Lines and Personal Lines

•
Group Benefits net income of $96 million rose 39% from second quarter 2017 primarily due to the fourth quarter 2017 acquisition, an improved disability loss ratio, and the favorable impact of a lower U.S. corporate tax rate

•
Book value per diluted share of $34.44 declined 7% from Dec. 31, 2017, due to lower net unrealized capital gains from    higher interest rates and wider credit spreads and the sale of Talcott Resolution; book value per diluted share (excluding accumulated other comprehensive income (AOCI))* was $38.15, up 8%

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., July 26, 2018 – The Hartford (NYSE: HIG) reported second quarter 2018 income from continuing operations, after tax, of $434 million compared with a loss from continuing operations of $152 million in second quarter 2017, which included a $488 million, after tax, pension settlement charge. Excluding the impact of this charge, second quarter 2018 income from continuing operations rose $98 million over second quarter 2017 due to higher Commercial Lines, Group

Benefits and Mutual Funds income before income taxes and the benefit of the lower U.S. corporate tax rate. Income from continuing operations, after tax, per diluted share was $1.19 compared with a loss from continuing operations, after tax, per diluted share of $0.42 in second quarter 2017.

Core earnings of $412 million, or $1.13 per diluted share*, in second quarter 2018 increased 36% from $303 million, or $0.81 per diluted share, in second quarter 2017 driven by the Commercial Lines, Group Benefits and Mutual Funds segments. In addition to the benefit of a lower U.S. corporate tax rate compared with second quarter 2017, the improvement in core earnings was due to Commercial Lines underwriting results, including favorable PYD, higher Group Benefits core earnings due to the contribution from the fourth quarter 2017 acquisition and favorable disability results, and higher Mutual Funds assets under management.

"Consistent execution and sharp focus on achieving our strategic and financial goals led to another strong quarter for The Hartford," said The Hartford’s Chairman and CEO Christopher Swift. "Higher income before income taxes from Commercial Lines, Group Benefits and Mutual Funds, as well as the benefit of a lower U.S. corporate tax rate, drove core earnings per diluted share of $1.13 up 40% from last year, while book value per diluted share, excluding AOCI, rose 8% since Dec. 31, 2017. Looking across all the businesses, I am very pleased with our financial performance and our progress on strategic product, distribution and technology initiatives, and the Group Benefits integration that continues to go very well and remains on schedule. Supported by our improved financial flexibility and financial results, we announced a 20% increase in our common dividend last week."

The Hartford’s President Doug Elliot said, “P&C and Group Benefits results reflect our disciplined approach to pricing and underwriting in markets that remain competitive. I’m pleased with our pricing progress across Commercial Lines, with a 70 basis point sequential quarter increase in renewal written pricing. While catastrophe losses were higher this quarter than a year ago, P&C net income increased 27% over second quarter 2017, including improved underlying margins in both Commercial Lines and Personal Lines. Group Benefits net income grew 39%, including the benefit of the acquisition, higher sales and strong persistency, as well as lower loss and expense ratios and tax rates."

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Jun 30 2018	Jun 30 2017	Change¹
Net income (loss) by segment:
Commercial Lines	$372	$258	44%
Personal Lines	6	24	(75%)
P&C Other Operations	5	20	(75%)
Property & Casualty	383	302	27%
Group Benefits	96	69	39%
Mutual Funds	37	24	54%
Sub-total	516	395	31%
Corporate	66	(435)	NM
Net income (loss)	$582	$(40)	NM
Less: Income from discontinued operations, after tax	148	112	32%
Income (loss) from continuing operations, after tax	$434	$(152)	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	50	53	(6%)
Less: Loss on extinguishment of debt, before tax	(6)	—	(100)%
Less: Pension settlement, before tax	—	(750)	100%
Less: Integration and transaction costs associated with acquired business, before tax	(11)	—	(100)%
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	(11)	242	NM
Core earnings	$412	$303	36%
Weighted average diluted common shares outstanding	364.2	372.3	(2%)
Income (loss) from continuing operations per diluted share2 3	$1.19	$(0.42)	NM
Net income (loss) per diluted share2 3	$1.60	$(0.11)	NM
Core earnings per diluted share2 3	$1.13	$0.81	40%
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.3	369.1	(1%)
Book value per diluted share	$34.44	$46.84	(26%)
Book value per diluted share (excluding AOCI)	$38.15	$45.50	(16%)
Net income (loss) ROE[4]	(15.4)%	3.9%	(19.3)
Core earnings ROE*[4]	8.4%	6.9%	1.5
Select operating data:
Net investment income	$428	$395	8%
Annualized investment yield, before tax, excluding limited partnerships and other alternative investments (LPs)*	3.7%	3.8%	(0.1)
Annualized LP yield, before tax	9.5%	10.1%	(0.6)
P&C net investment income	$301	$302	—%
P&C annualized investment yield, before tax, excluding LPs*	3.8%	3.8%	—
Group Benefits net investment income	$115	$88	31%
Group Benefits annualized investment yield, before tax, excluding LPs*	3.9%	4.3%	(0.4)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
For the three months ended Jun. 30, 2017, weighted average shares outstanding used in calculating net loss per share excludes the effect of dilutive securities of 6.3 million shares. The calculation of core earnings per share includes the effect of dilutive securities in all periods presented. In periods where a net loss before discontinued operations or a core loss is recognized, inclusion of incremental dilution is antidilutive

[4] Return on equity (ROE) calculated based on last 12-months net income and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including accumulated other comprehensive income (AOCI); for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Net income was $582 million in second quarter 2018 compared with a net loss of $40 million in second quarter 2017, which included the pension settlement charge. Excluding the pension settlement charge, the $134 million growth in net income was due to a $98 million increase in income from continuing operations, after tax, and a $36 million increase in income from discontinued operations, after tax. Income from discontinued operations of $148 million in second quarter 2018 was principally due to an increase in the net operating loss carryover and other tax benefits retained, which reduced the loss on sale of Talcott Resolution, which closed on May 31, 2018. Second quarter 2018 net income per diluted share of $1.60 compared with a net loss per diluted share of $0.11 in second quarter 2017.

Second quarter 2018 consolidated net investment income increased 8% to $428 million, before tax, from $395 million, before tax, in second quarter 2017 primarily as a result of a higher level of invested assets due to the fourth quarter 2017 Group Benefits acquisition. Investment income from LPs in second quarter 2018 was $39 million, before tax, flat with second quarter 2017, but higher by $5 million, after tax, due to the reduction in the U.S. corporate tax rate. Annualized investment yield on LPs of 9.5% in second quarter 2018 compared with 10.1% in second quarter 2017. Reflecting a generally benign credit environment, there were no impairment losses in the quarter.

The annualized investment yield, before tax, excluding LPs, was 3.7%, in second quarter 2018, down from 3.8% in second quarter 2017 primarily due to the impact of the acquired investment portfolio in Group Benefits. P&C investment yield, before tax, excluding LPs, was 3.8% in second quarter 2018, flat with second quarter 2017.

Book value per diluted share of $34.44 on June 30, 2018 decreased 7% from $37.11 as of Dec. 31, 2017. The decrease resulted principally from the sale of Talcott Resolution, which reduced AOCI by approximately $758 million, or $2.08 per diluted share. In addition to the sale, the decrease in stockholders' equity reflects higher interest rates and wider credit spreads since Dec. 31, 2017. Book value per diluted share (excluding AOCI) of $38.15 as of June 30, 2018 increased 8% from $35.29 at Dec. 31, 2017 due to a $1,068 million increase in stockholders' equity, excluding AOCI, from net income in excess of common stock dividends.

Return on equity (ROE), which is calculated on a 12-month trailing basis, was a net loss ROE of 15.4% in second quarter 2018 compared with net income ROE of 3.9% in second quarter 2017. The second quarter 2018 ROE calculation includes the fourth quarter 2017 loss on sale of Talcott Resolution and the fourth quarter 2017 charge related to U.S. corporate tax reform, while second quarter 2017 ROE includes the fourth quarter 2016 charge for the asbestos and environmental loss reserve development cover and the second quarter 2017 pension settlement charge.

Core earnings ROE was 8.4% in second quarter 2018, up 1.5 points from 6.9% in second quarter 2017 due to higher core earnings and lower average stockholders' equity, excluding AOCI.

SECOND QUARTER 2018 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Jun 30 2018	Jun 30 2017	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$341	$238	43%
Personal Lines	2	20	(90)%
P&C Other Operations	3	18	(83)%
Property & Casualty	346	276	25%
Group Benefits	104	61	70%
Mutual Funds	38	24	58%
Sub-total	488	361	35%
Corporate	(76)	(58)	(31)%
Total	$412	$303	36%
Select operating data:
Commercial Lines
Combined ratio	90.1	94.6	(4.5)
Impact of catastrophes and PYD on combined ratio	—	3.7	(3.7)
Underlying combined ratio	90.0	90.9	(0.9)
Personal Lines
Combined ratio	104.9	101.4	3.5
Impact of catastrophes and PYD on combined ratio	14.5	8.8	5.7
Underlying combined ratio	90.4	92.6	(2.2)
Group Benefits
Loss ratio	75.5%	76.1%	(0.6)
Expense ratio	23.9%	24.5%	(0.6)
Net income margin	6.3%	7.5%	(1.2)
Core earnings margin*	6.9%	6.7%	0.2
Mutual Funds
Mutual fund and exchange-traded products (ETP) net flows	$473	$1,347	(65)%
Total Mutual Funds segment assets under management	$117,041	$107,679	9%

Commercial Lines

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Commercial Lines net income of $372 million increased from $258 million in second quarter 2017, and core earnings of $341 million increased from $238 million in second quarter 2017 primarily due to an $80 million improvement in the underwriting gain*, before tax, and lower income taxes as a result of U.S. corporate tax reform

•
The underwriting gain of $173 million rose from $93 million in second quarter 2017, and the combined ratio of 90.1 improved 4.5 points from 94.6 in second quarter 2017, primarily due to a 4.2 point net favorable change in PYD and a 0.9 point improvement in the underlying combined ratio, partially offset by current accident year catastrophe losses that were higher by 0.5 point

◦
Net favorable PYD was $73 million, before tax, (4.2 points on the combined ratio) compared with no net PYD in second quarter 2017 due to favorable workers' compensation loss cost trends in recent accident years and favorable PYD on catastrophe loss estimates, principally for 2017 hurricanes

◦	Current accident year catastrophe losses were $74 million, before tax, (4.2 points on the combined ratio), up from $63 million, before tax, (3.7 points on the combined ratio) in second quarter 2017

•
Excluding current accident year catastrophe losses and PYD, the underwriting gain of $174 million improved 12% from second quarter 2017 and the underlying combined ratio of 90.0 was 0.9 point better than in second quarter 2017 principally due to lower non-catastrophe property losses, partially offset by a higher expense ratio and margin deterioration in Middle Market workers' compensation

◦	Small Commercial improved 1.6 points to 85.6 primarily due to lower non-catastrophe property, general liability and auto losses, partially offset by a higher expense ratio

◦	Middle Market improved 0.8 point to 94.1 due to lower non-catastrophe property losses, partially offset by margin deterioration in workers' compensation and a higher expense ratio

◦	Specialty Commercial rose 2.6 points to 98.5 primarily due to higher expenses compared with second quarter 2017

•	Commercial Lines written premiums of $1.7 billion were up 2% from second quarter 2017 due to strong Middle Market and Specialty Commercial premium growth

◦
Middle Market grew 4% over second quarter 2017 due to a 29% increase in new business premium and a 2 point improvement in policy count retention. New business growth was principally driven by workers' compensation

◦	Specialty Commercial written premiums grew 9% over second quarter 2017 due to growth in Bond and Financial Products

◦	Small Commercial written premiums declined 1% from second quarter 2017 as 5% growth in new business was offset by lower renewal premium in workers' compensation and auto

Personal Lines

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Personal Lines net income of $6 million decreased from $24 million in second quarter 2017, and core earnings of $2 million were down from $20 million in second quarter 2017 as an improved underlying auto underwriting margin and better non-catastrophe property losses in homeowners were more than offset by higher current accident year catastrophe losses, a change to net unfavorable PYD, higher expenses and lower earned premium

•
Underwriting loss of $42 million compared with a loss of $13 million in second quarter 2017 and the combined ratio of 104.9 deteriorated 3.5 points from 101.4 in second quarter 2017 primarily due to a 3.4 point increase in current accident year catastrophe losses, a 2.3 point unfavorable change in PYD and a 2.9 point increase in the expense ratio, partially offset by a 5.0 point improvement in the current accident year loss ratio before catastrophes

◦
Current accident year catastrophe losses totaled $114 million, before tax (13.3 points on the combined ratio), up from $92 million, before tax (9.9 points on the combined ratio), in second quarter 2017

◦
PYD was an unfavorable $10 million, before tax (1.2 points on the combined ratio), a reversal from net favorable PYD of $10 million, before tax (1.1 points on the combined ratio), in second quarter 2017. Although second quarter 2018 had favorable PYD on 2017 catastrophe losses, this was more than offset by a reduction in the previously-recorded expected recovery under the company's 2017 property catastrophe aggregate reinsurance treaty, resulting in net unfavorable PYD in the period. The company no longer expects to recover losses under the 2017 treaty as aggregate ultimate losses for 2017 catastrophe events are now projected to be less than the attachment point of $850 million

•
Excluding catastrophe losses and PYD, the underwriting gain improved 19% to $82 million primarily due to stronger underlying auto underwriting results. The underlying combined ratio of 90.4 was 2.2 points better than second quarter 2017 due to a 5.0 point reduction in the current accident year loss ratio before catastrophes, principally due to earned pricing increases in both auto and homeowners and lower non-catastrophe weather homeowners losses. The improvement in the current accident year loss ratio before catastrophes was partially offset by a 2.9 point increase in the expense ratio largely due to higher marketing spending as a result of the company's initiatives to generate new business, as well as lower earned premium than in second quarter 2017

•
The auto combined ratio improved 1.1 points to 99.7 from 100.8 in second quarter 2017 due to a lower current accident year loss ratio before catastrophes, partially offset by a higher expense ratio and higher current accident year catastrophe losses. The auto underlying combined ratio of 96.5 was 2.6 points better than in second quarter 2017 due to earned pricing increases in excess of loss costs, partially offset by higher marketing expenses

•
The homeowners combined ratio deteriorated to 117.8 from 103.4 in second quarter 2017 due to higher current accident year catastrophe losses and a change to net unfavorable PYD largely related to the reversal of the recovery on the 2017 treaty. The underlying combined ratio was 76.4, a 1.2 point improvement over second quarter 2017 due to lower non-catastrophe weather losses

•
Personal Lines written premiums of $857 million declined 7% from second quarter 2017 largely due to the effect of pricing actions on policy count retention over the period. In second quarter 2018, new business premium increased by $3 million, or 6%, over second quarter 2017

◦	Auto new business premium of $42 million was up 11% from $38 million in second quarter 2017; Homeowners new business premium of $11 million was down 8% from $12 million in second quarter 2017

◦	Auto and homeowners policy count retention of 82% and 84%, respectively, both increased by 1 point from second quarter 2017 and by 2 points from first quarter 2018

Group Benefits

•
Group Benefits net income of $96 million increased from $69 million in second quarter 2017 as a result of several factors, including: higher earned premiums and net investment income from the fourth quarter 2017 acquisition; premium growth in 2018 due to strong sales and persistency; a decrease in the total loss and expense ratios; and the lower U.S. corporate tax rate, offset slightly by integration costs in second quarter 2018. The net income margin declined to 6.3% from 7.5% in second quarter 2017 in large part due to integration costs of $9 million, after tax, which did not occur in 2017, as well as a decrease in net realized capital gains

•
Core earnings, which do not include integration costs but do include $16 million, before tax, of amortization of intangible assets related to the acquisition, were $104 million, up 70% from $61 million in second quarter 2017 due to the contribution from the acquisition, favorable disability results, and a lower U.S. corporate tax rate. The core earnings margin of 6.9% was up slightly from 6.7% in second quarter 2017

•
Fully insured ongoing premiums, excluding buyouts, of $1,352 million increased 69% from $802 million in second quarter 2017 primarily due to the acquisition, but also due to strong sales and persistency in 2018. Fully insured ongoing sales, excluding buyouts, of $85 million increased 27% from $67 million in second quarter 2017

•	The total loss ratio of 75.5% decreased 0.6 point from second quarter 2017 as a lower group disability loss ratio was largely offset by a higher group life loss ratio

◦	The 4.6 point improvement in the group disability loss ratio was due to better incidence trends and continued strong recoveries

◦
The 3.2 point increase in the group life loss ratio primarily reflects the higher loss ratio of the acquired book due to its greater proportion of national accounts business, as well as higher mortality compared with second quarter 2017, though significantly improved compared with first quarter 2018

Mutual Funds

•
Mutual Funds net income of $37 million increased from $24 million in second quarter 2017 primarily due to a $20 million, before tax, increase in investment management fee income due to growth in Mutual Funds segment assets under management (AUM) and the lower U.S. corporate tax rate.

•	Core earnings of $38 million increased from $24 million in second quarter 2017 for the same reasons as the growth in net income

•	Mutual Funds segment AUM rose 9% compared with second quarter 2017 to $117 billion due to market appreciation and positive net flows over the last twelve months

•
Mutual fund and ETP net flows totaled $0.5 billion in second quarter 2018, including $0.2 billion of ETP net flows, down from $1.3 billion in second quarter 2017. Over the past four quarters, mutual fund and ETP net flows totaled $1.9 billion, contributing to the growth in AUM

Corporate

•
Corporate net income was $66 million compared with a net loss of $435 million in second quarter 2017, which included the $488 million, after tax, pension settlement charge; results for both periods included income from discontinued operations

•
Income from discontinued operations included in Corporate net income was $148 million, after tax, compared with $112 million, after tax, in second quarter 2017. Income from discontinued operations in second quarter 2018 was principally attributable to an increase in retained net tax benefits from Talcott Resolution due to a higher estimated tax basis of the sold business

•
Core losses, which do not include income from discontinued operations, were $76 million compared with core losses of $58 million in second quarter 2017 primarily due to a lower tax benefit as a result of the reduction in the U.S. corporate tax rate in 2018, partially offset by higher net investment and fee income compared with second quarter 2017

◦
Net investment income of $11 million, before tax, more than doubled from $5 million, before tax in second quarter 2017 as a result of higher average invested assets at the holding company due to proceeds from the sale of Talcott Resolution as well as higher short-term interest rates

◦
Beginning in June 2018, Corporate core losses include fee income from managing the investments of Talcott Resolution. These fees, which totaled $4 million, before tax, for the one month period in second quarter 2018, were mostly offset by associated expenses

◦
In second quarter 2018, Corporate core losses included $11 million, before tax, of expenses formerly allocated to Talcott Resolution compared with $13 million, before tax, of such expenses in second quarter 2017. The company continues to expect that these costs will be eliminated over the next 12-18 months

•	On June 15, 2018, The Hartford called at par $500 million of 8.125% junior subordinated debt due 2068, as previously announced, which will reduce future interest expense

CONFERENCE CALL
The Hartford will discuss its second quarter 2018 financial results on a webcast at 9 a.m. EDT on Friday, July 27, 2018. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2018, and the Second Quarter 2018 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,745	$856	$—	$1,357	$—	$—	$3,958
Fee income	8	10	—	44	261	4	327
Net investment income	242	37	22	115	1	11	428
Other revenues	(1)	23	—	—	—	2	24
Net realized capital gains (losses)	42	5	3	2	(1)	1	52
Total revenues	2,036	931	25	1,518	261	18	4,789
Benefits, losses, and loss adjustment expenses	978	681	16	1,059	—	4	2,738
Amortization of DAC	259	70	—	11	4	—	344
Insurance operating costs and other expenses	343	174	3	317	211	19	1,067
Loss on extinguishment of debt	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	79	79
Amortization of other intangible assets	1	1	—	16	—	—	18
Total benefits and expenses	1,581	926	19	1,403	215	108	4,252
Income (loss) before income taxes	455	5	6	115	46	(90)	537
Income tax expense (benefit)	83	(1)	1	19	9	(8)	103
Income (loss) from continuing operations, after-tax	372	6	5	96	37	(82)	434
Income from discontinued operations, after-tax	—	—	—	—	—	148	148
Net income (loss)	372	6	5	96	37	66	582
Less: Net realized capital gains (losses), excluded from core earnings, before tax	40	6	3	—	(1)	2	50
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(11)	—	—	(11)
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	(6)	(6)
Less: Income tax benefit (expense)	(9)	(2)	(1)	3	—	(2)	(11)
Less: Income from discontinued operations, after-tax	—	—	—	—	—	148	148
Core earnings (losses)	$341	$2	$3	$104	$38	$(76)	$412

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,720	$930	$—	$805	$—	$—	$3,455
Fee income	9	11	—	19	247	—	286
Net investment income	240	35	27	88	—	5	395
Other revenues	—	23	—	—	—	—	23
Net realized capital gains (losses)	32	5	5	13	—	—	55
Total revenues	2,001	1,004	32	925	247	5	4,214
Benefits, losses, and loss adjustment expenses	1,057	734	—	628	—	1	2,420
Amortization of DAC	252	79	—	8	5	1	345
Insurance operating costs and other expenses	326	160	3	193	204	764	1,650
Interest expense	—	—	—	—	—	79	79
Amortization of other intangible assets	—	1	—	—	—	—	1
Loss on extinguishment of debt	—	—	—	—	—	—	—
Total benefits and expenses	1,635	974	3	829	209	845	4,495
Income (loss) before income taxes	366	30	29	96	38	(840)	(281)
Income tax expense (benefit)	108	6	9	27	14	(293)	(129)
Income (loss) from continuing operations, after-tax	258	24	20	69	24	(547)	(152)
Income from discontinued operations, after-tax	—	—	—	—	—	112	112
Net income (loss)	258	24	20	69	24	(435)	(40)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	32	5	4	13	—	(1)	53
Less: Pension settlement, before tax	—	—	—	—	—	(750)	(750)
Less: Income tax benefit (expense)	(12)	(1)	(2)	(5)	—	262	242
Less: Income from discontinued operations, after-tax	—	—	—	—	—	112	112
Core earnings (losses)	$238	$20	$18	$61	$24	$(58)	$303

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2018, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Jun 30 2018	Jun 30 2017	Jun 30 2018	Jun 30 2017	Jun 30 2018	Jun 30 2017
	Consolidated		P&C		Group Benefits
Annualized investment yield	3.9%	4.1%	4.0%	4.1%	4.1%	4.5%
Less: Impact on annualized investment yield on limited partnerships and other alternative investments	(0.2)%	(0.3)%	(0.2)%	(0.3)%	(0.2)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	3.8%	3.8%	3.8%	3.9%	4.3%

Book value per diluted share (excluding AOCI): Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) total stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding or common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measures. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Jun 30 2018	Dec 31 2017	Change
Book value per diluted share	$34.44	$37.11	(7%)
Less: Per diluted share impact of AOCI	$(3.71)	$1.82	NM
Book value per diluted share (excluding AOCI)	$38.15	$35.29	8%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Net income (loss) and income from continuing operations (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations is net income, excluding the income (loss) from discontinued operations. Core earnings should not be considered as a substitute for net income (loss) or income (loss) from continuing operations and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), income (loss) from continuing operations and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to income from continuing operations to core earnings for the quarterly periods ended June 30, 2018 and 2017, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2018.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2018 and 2017, is set forth below.

	Three Months Ended
Margin	Jun 30 2018	Jun 30 2017	Change
Net income margin	6.3%	7.5%	(1.2)
Less: Net realized capital gains (losses) excluded from core earnings, after tax	(0.1)%	0.8%	(0.9)
Less: Effect of integration and transaction costs, net of tax, on after tax margin	(0.5)%	—%	(0.5)
Core earnings margin	6.9%	6.7%	0.2

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2018 and 2017 is provided in the table below.

	Three Months Ended
	Jun 30 2018	Jun 30 2017	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share[1]	$1.60	$(0.11)	NM
Less: income from discontinued operations, after tax	0.41	0.31	32%
Income from continuing operations	$1.19	$(0.42)	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	0.14	0.14	—%
Less: Loss on extinguishment of debt, before tax	(0.02)	-	NM
Less: Pension settlement, before tax	-	(2.01)	NM
Less: Integration and transaction costs associated with an acquired business	(0.03)	-	NM
Less: Income tax (expense) benefit on items excluded from core earnings	(0.03)	0.64	NM
Core earnings per share[1]	$1.13	$0.81	40%
[1] Includes dilutive potential common shares

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Jun 30 2018	Jun 30 2017	Jun 30 2018	Jun 30 2017	Jun 30 2018	Jun 30 2017
	Consolidated		P&C		Group Benefits
Total net investment income	$428	$395	$301	$302	$115	$88
Less: Income from limited partnerships and other alternative assets	39	39	33	32	6	7
Net investment income excluding limited partnerships and other alternative investments	$389	$356	$268	$270	$109	$81

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income ROE is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of Core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of Consolidated Net income ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2018	Jun 30 2017
Net income (loss) ROE	(15.4)%	3.9%
Less: Net realized capital gains (losses) excluded from core earnings, before tax	0.7	(0.2)
Less: Loss on reinsurance transactions, before tax	—	(3.6)
Less: Pension settlement, before tax	—	(4.2)
Less: Integration and transaction costs associated with an acquired business	(0.3)	—
Less: Income tax (expense) benefit on items not included in core earnings	(6.1)	3.5
Less: Income (loss) from discontinued operations, after tax	(18.4)	1.8
Less: Impact of AOCI, excluded from core earnings ROE	0.3	(0.3)
Core earnings ROE	8.4%	6.9%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Second Quarter 2018 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended June 30, 2018 and 2017, is set forth in the Investor Financial Supplement for quarter ended June 30, 2018, which is available on The Hartford's website, https://ir.thehartford.com.

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements;